Exhibit 4.14

CONGRESS FINANCIAL CORPORATION (WESTERN)

251 South Lake Avenue, Suite 900

Pasadena, California 91101

December 31, 2001

Geologistics America Inc.

Air Freight Consolidators International, Inc.

LEP Fairs Inc.

1251 East Dyer Road, Suite 250

Santa Ana, California 92705

Attn:  Janet Helvey

Matrix International Logistics, Inc.

205 South Whiting Street

Alexandria, Virginia 22304

Attn: Janet Helvey

Re:                               Amendment to Section 1.27(j) of Amended and Restated Loan and Security Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Loan and Security Agreement dated as of November 7, 2001 (the “Loan Agreement”) by and among Congress Financial Corporation (Western) (“Lender”), Geologistics Americas Inc., Air Freight Consolidators International, Inc., LEP Fairs Inc. and Matrix International Logistics, Inc. (each a “Borrower” and collectively, “Borrowers”). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

Borrowers and Lender now wish to further amend Section 1.27(j) of the Loan Agreement to read in its entirety as follows:

“(j)                               the account debtors with respect to such Accounts are not the United States of America, a State, political subdivision, department, agency or instrumentality thereof unless either (i) no more than One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of the aggregate amount of Loans available to be advanced against such Accounts are outstanding; provided, however, in the event that the “Obligations” of BVL and BWS to Lender under the BVL/BWS Loan Agreement are fully and indefeasibly paid and the obligation of Lender to continue to make loans and advances or provide other financial accommodations thereunder is terminated, then such amount shall be increased to Two Million Five Hundred Thousand Dollars

($2,500,000) or (ii) the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;”

Except as specifically referenced in this letter, the terms of the Loan Agreement and the other Financing Agreements are not modified in any way and said agreements shall continue to be in full force and effect.

Please indicate your acknowledgement and agreement with the foregoing by signing this letter in the spaces provided below and returning the original to Lender as soon as possible.

CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation

		By:	/s/ Gary Whitaker
Name: Gary Whitaker
Title: Vice President

AGREED AND ACCEPTED this 31st day of December, 2001;

GEOLOGISTICS AMERICAS INC.,
a Delaware corporation

By:	/s/ Robert Arovas
Name:	Robert Arovas
Title:	Director

AIR FREIGHT CONSOLIDATORS INTERNATIONAL, INC., a New York corporation

By:	/s/ R. Jackson
Name:	R. Jackson
Title:	Asst. Secretary

LEP FAIRS INC., a Georgia corporation

By:	/s/ R. Jackson
Name:	R. Jackson
Title:	Asst. Secretary

MATRIX INTERNATIONAL LOGISTICS, INC., a Delaware corporation

By:	/s/ R. Jackson
Name:	R. Jackson
Title:	Asst. Secretary